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                      TERMINATION AND SETTLEMENT AGREEMENT
                ------------------------------------------------

BY AND BETWEEN :

1.       STANLEY EUROPE BVBA, with registered office at 1930 Zaventem,
         Belgicastraat 2,

         represented by Mr. Jack Foster, Special proxyholder,

         hereinafter referred to as "the Company"

2        STANLEY ATLANTIC INC,

         represented by Mr. Jack Foster, Special proxyholder,

3 STANLEY WORKS INC., a company existing under the laws of Connecticut, registered office at 1000 Stanley Drive, New Britain, Connecticut, USA represented by Mr. Jack Foster, Special proxyholder,

         both hereinafter referred to as "Stanley"

AND

4. MR. STEF G.H. KRANENDIJK, residing at The Netherlands, Schouwweg 75, 2243 BK Wassenaar,

         hereinafter referred to as "the Director"


IT IS WITNESSETH :

WHEREAS the Company and the Director entered into a Director's Agreement dated June 29, 1998, pursuant to which the Director rendered certain management services to the Stanley group of companies in Europe, under the title "President

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                                                                               2

Stanley Europe Middle East and Africa", and formally accepted the mandate of "zaakvoerder" of the Company, starting September 1, 1998 (the "Director's Agreement");

WHEREAS the Company and the Director entered also into a non-competition agreement dated June 29, 1998, pursuant to which the Director undertook not to compete for a period of 14 months following the termination of the Director's Agreement (the "Non-competition Agreement");

WHEREAS Stanley Atlantic Inc. co-signed both the Director's Agreement and the Non-competition Agreement as a guarantor (bij wijze van sterkmaking) for the Company, then still in formation;

WHEREAS Stanley Works Inc. signed, on June 29, 1998 a guarantee letter guaranteeing the obligations of the Company towards the Director (the "Guarantee");

WHEREAS Stanley Works Inc. and the Director entered into an agreement dated June 29, 1998, pursuant to which Stanley Works Inc. awarded certain stock options to the Director, exercisable one year and five years after the granting thereof ("Stock-Option Agreement");

WHEREAS the Company and the Director entered into a loan agreement dated August 7, 1998, pursuant to which the Company lent an amount of BEF 7,955,000 to the Director in connection with the Director's house purchase free of interest for a fixed term of 10 years (the "Loan Agreement);

WHEREAS the Company and the Director signed a non-dated agreement pursuant to which the loan under the Loan Agreement can be deemed reimbursed under certain circumstances (Redemption Agreement);

WHEREAS the Company and the Director have agreed to terminate by mutual consent all of their relationships and all agreements existing between them, as of the date and under the terms and conditions set forth hereunder;


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                                                                               3

IT HAS BEEN AGREED UPON AS FOLLOWS :


ARTICLE 1 : TERMINATION OF AGREEMENTS, APPOINTMENTS AND OTHER RELATIONSHIPS

1.1. The Company and the Director hereby confirm that they have agreed to terminate, upon the request of the Company, all their relationships and all of the agreements existing between them, in whatever capacity, in writing or verbal, including but not limited to the Director's Agreement, the Non-competition Agreement, the Stock-Option Agreement, the Loan Agreement, the Redemption Agreement and the Guarantee (hereafter the "Agreements") relating to the appointment as Director and the performance of other services in whatever capacity, if any, with effect as of September 29, 2000 (the "Effective Termination Date") and that neither party owes any termination indemnity to the other party as a result of the termination of such relationships and Agreements. As of the Effective Termination Date, neither party will have any obligations or enjoy any rights under any of the Agreements existing between them, with the exception of this agreement.

1.2. The Director resigns as of the Effective Termination Date (and this agreement serves as the relevant resignation letter) from all of his corporate functions and mandates with the Company, Stanley or any company of the Stanley group of companies, including but not limited to his mandate as manager ("zaakvoerder") of the Company and undertakes to fully co-operate in executing all documents and accomplish all formalities required to that effect. Such resignations will not create any right to any indemnity other than as set forth in this agreement.

1.3. At the first meeting of the shareholders of the Company, the Company and Stanley shall see to it (bij wijze van sterkmaking) that the resignation by the Director from his functions and mandates is accepted as of the Effective Termination Date and that at the latest during the first shareholders' meeting, the discharge of the Director shall be given.




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ARTICLE 2 : COMPENSATION

2.1 The Company undertakes to pay, in the framework of this agreement and all as in accordance with and pursuant to the terms and conditions of the Director's Agreement and the Non-competition Agreement, the following amounts to the Director no later than October 15, 2000:

         (1) the base remuneration for the month of September 2000, subject to the legally imposed withholdings. The Director recognizes that he already received the payment of this amount;

         (2) a pro-rated bonus payment of BEF 6,900,000, subject to the legally imposed withholdings;

         (3) a gross lump sum compensatory indemnity pursuant to the provisions of the Non-competition Agreement of BEF 33,541,666, subject to the legally imposed withholdings.

2.2 The amounts set forth in article 2.1 have been agreed upon, and will be paid, on the condition that the Company will have no further liability whatsoever vis-a-vis any person or authority as a result of or in connection with the Agreements and/or the termination thereof.

2.3 Should the Company or Stanley be, at any time in the future, held liable for the payment of any amount other than the amounts set forth in this agreement to any person(s), company or authority, as a result of or in connection with the termination of the Agreements, then the parties expressly agree that the Director shall indemnify and hold the Company and Stanley harmless and that furthermore the indemnity set forth in article 2.1 shall be automatically and retroactively reduced with the amount(s) payable and effectively paid by the Company or Stanley to such person(s), company or authority and the Director shall be required to immediately return, and the Company or Stanley shall be entitled to immediately receive from the Director, any amount(s) for which the Company or Stanley would have been liable and with which the indemnity shall have been so reduced.


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                                                                               5


2.4      The Director agrees with the amounts to be paid to him pursuant to article 2.1, with the immediate termination of the Agreements, with the calculation basis of the gross lump sum compensatory indemnity pursuant to the Non-competition Agreement and agrees that these amounts cover all indemnities due to the Director under all Agreements, relationships, mandates and functions, including any other agreements, relationships, mandates and functions with the Company, Stanley or any company of the Stanley group of companies.

2.5 The Director further agrees that the amounts to be paid to him pursuant to article 2.1 are all-inclusive, i.e. inclusive of all other remuneration, payments, manager compensations, premiums, bonuses, incentive payments, performance awards or similar advantages that the Company or Stanley or any company of the Stanley group of companies owe or may owe to the Director relating to any aspect of the relationship between them or the termination thereof.

2.6 The Director shall report any outstanding expenses which are due by the Company no later than October 31, 2000.

2.7 The Company will provide a tax consultant to assist to the preparation of the Belgian and Dutch annual tax return for income earned under the Director's Agreement in respect of the period of the Director's mandate until the Effective Termination Date.


ARTICLE 3 : CONFIDENTIALITY, COMPANY BELONGINGS, NON SOLICITATION

3.1 The Director shall return, no later than within 3 days following the Effective Termination Date, all documents, designs, formulae, specifications, drawings, notes, reports, minutes, files, memoranda or whatever other type of document (even if not printed and existing in software format only), that he has received or drafted or that have otherwise become in his possession and that regard or is the property of the Company, Stanley or the Stanley group of companies, their activities, customers, suppliers, personnel and so forth, whether or not confidential, to the Company, without keeping or making copies thereof. The Director shall also return to the Company his mobile phones, faxes and any other Company property.


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                                                                               6
3.2      The Director undertakes and agrees:

         (1) to maintain in strictest confidence and not to disclose or appropriate for his own use or for the use of others, directly or indirectly (i) any confidential or proprietary information of knowledge of the Company, Stanley or any company of the Stanley group of companies, including matters of a technical nature such as know-how, studies and research, and matters of a business nature such as information about costs, profits, sales, marketing or business plans (existing or potential) customer lists (including members and issuers), customer requirements, internally developed methods of customer solicitation, the identity of and other facts relating to existing or prospective customers, arrangements with customers and other data not available to the public, (ii) any information regarding or relating to the services performed by the Director and/or the manner and circumstances in which these services were conducted under all Agreements, relationships, mandates and functions, and (iii) the terms and conditions of this agreement including other agreements, relationships, mandates and functions and the termination of the Agreements.

         (2) to refrain at all times from any acts of unfair competition against the Company or Stanley or the Stanley group of companies or complicity to such acts.

         (3) to continue to comply, including following the termination, with the provisions of article 8.2 and 9 of the Director's Agreement.

3.3 Any violation of the provisions of this article 3 shall, in addition to any other legal remedies available to the Company or Stanley or the Stanley group of companies, result in an obligation of the Director to immediately return, and an entitlement of the Company or Stanley or the Stanley group of companies to immediately receive, any payment made to the Director by the Company under this agreement, the other provisions of this agreement however remaining in full force and effect.

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ARTICLE 4

                                                                               7

4.1 The Director agrees and undertakes to reasonably co-operate with the Company or Stanley or the Stanley group of companies, in all cases where there would be a need for transitional support, also after the Effective Termination Date.

4.2 The Director further agrees to co-operate in good faith with the Company or Stanley or the Stanley group of companies, and to defend the interests of the Company or Stanley of the Stanley group of companies, as a witness or in any other capacity in case of a court case, arbitration trial or any other proceeding or negotiation which is directly or indirectly related to his activities as director.

4.3 The Director shall at all times, including after the Effective Termination Date, behave correctly and professionally towards the Company, Stanley and any company of the Stanley group of companies and their customers, suppliers, employees, representatives and business contacts, and shall at no time, including after the Effective Termination Date, criticize publicly or in any other way express adverse publicity regarding the Company, Stanley, his relationship to the Company and Stanley, the termination thereof or the terms of this agreement.

4.4 The Director further agrees and covenants not to make or take, directly or indirectly, any action, attempt, statement or any other step, which could have the effect of prejudicing the business or reputation of the Company or Stanley or the Stanley group of companies. In this respect, the Director explicitly agrees to refrain from any statement or other form of communication to the press or to any third party regarding the performance of the Agreements and/or the circumstances that have led to the termination of the Agreements.

4.5 Any violation of the provisions of article 4 shall, in addition to any other legal remedies available to the Company or Stanley or the stanley group of companies, result in an obligation of the Director to immediately return, and an entitlement of the Company or Stanley or the Stanley group of companies to immediately receive, any payment made to the Director by the Company under this agreement, the other provisions of this agreement however remaining in full force and effect.



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                                                                               8

ARTICLE 5 : NON-COMPETITION

5.1 In consideration for the payment by the Company of the amount set forth in article 2.1 (3), and in accordance with and pursuant to the terms and conditions of the Non-competition Agreement, the Director undertakes, for a period of fourteen months following the Effective Termination Date in Europe, the Middle East or Africa (i.e. the territory where the Director has been active for the Stanley group of companies), not to be active, in an independent, dependent or other form, in the tools and hardware industry in which the Company, Stanley or any company of the Stanley group of companies is active.

5.2 Any violation of the provisions of article 5.1 shall, in addition to any other legal remedies available to the Company, Stanley or any company of the Stanley group of companies, result in an obligation of the Director to immediately return, and an entitlement of the Company, Stanley or any company of the Stanley group of companies to immediately receive, the payment made to the Director by the Company of the amount set forth in article 2.1(3), the other provisions of this agreement however remaining in full force and effect.


ARTICLE 6 : STOCK OPTIONS, VESTING, EXERCISE PERIOD

6.1 Pursuant to the provisions of the Stock-Option Agreement, all stock options that have been granted to the Director and that are vested at the Effective Termination Date, have become immediately exercisable and will remain exercisable until two months following the Effective Termination Date. All options not yet granted to the Director, or granted but not vested on the Effective Termination Date, will not be exercisable.

6.2 All Belgian and/or foreign personal tax and personal social security contributions, which may arise at the occasion of the vesting or the exercise of the stock options, will be borne by the Director who shall, at any time in the future, indemnify and hold the Company harmless, for any such amounts for which the Company would be held liable.



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                                                                               9


ARTICLE 7 : LOAN AND REDEMPTION AGREEMENT

7.1 In accordance with and pursuant to the terms and conditions of the Loan Agreement and the Redemption Agreement, the loan in the amount of BEF 7,955,000 (granted to the Director on August 7, 1998 at no interest) will be deemed to have been fully reimbursed by the Director on the Effective Termination Date.

7.2 All Belgian and/or foreign personal tax and personal social security contributions, which may arise at the occasion of the loan or the early redemption thereof, will be borne by the Director who shall, at any time in the future, indemnify and hold the Company harmless, for any such amounts for which the Company would be held liable.


ARTICLE 8 : WAIVER

The Director accepts the amounts to which he is entitled on the basis of this agreement as full and final settlement of all accounts, all Agreements, all arrangements and all relationships between the Director on the one hand and the Company, Stanley and any and all companies of the Stanley group of companies on the other hand, in the meaning of article 2044 a.f. of the Belgian Civil Code.

The Director declares expressly that, subject to the performance of this agreement, neither the Company nor Stanley nor any company of the Stanley group of companies will have any further obligations vis-a-vis him and that he has no further rights or claims vis-a-vis the Company or Stanley or any company of the Stanley group of companies on the basis of the relationships or any of the Agreements, arrangements or documents existing between them and the Director in whatever capacity and/or the termination thereof.

The Director waives any potential or actual cause of action which he has or may have relating to the performance and/or the termination of the Agreements, whether known or unknown, fixed or contingent, and for any reason whatsoever, including, but not limited to any insurance coverage, benefits, premiums, termination indemnity, departure allowance, or any other advantage, payment, incentive, accrued rights or similar advantages that are not

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                                                                              10


explicitly set forth in this agreement or any other provision of national, regional or local law or regulation.

Any lawsuit filed on behalf of the Director in violation of this agreement, shall automatically constitute a breach of the agreement, and in addition to any other legal remedies available to the Company, Stanley or any company of the Stanley group of companies (including the right to argue that any claim raised by the Director should be dismissed on the basis of this agreement), the Director shall be required to immediately return, and the Company, Stanley or any company of the Stanley group of companies shall be entitled to immediately receive, any payment made to the Director by the Company under this agreement, the other provisions of this agreement however remaining in full force and effect.

The Director knowingly and on an informed basis renounces to invoke any factual or legal error or any omission whatsoever pertaining to the existence and extent of his rights waived in this agreement.


ARTICLE 9 : INVALIDITY OF A CLAUSE OF THIS AGREEMENT

If any or more of the provisions of this agreement shall be held to be invalid, illegal or unenforceable, the remaining provisions shall not be affected or impaired and the relevant provision shall be restricted and/or modified only to such extent to make it a valid, legal and enforceable provision.


ARTICLE 10 : PRIORITY

This agreement supersedes any and all agreements of a prior date, covering the same subject, whether oral or in writing, between the parties.


ARTICLE 11 : GOVERNING LAW AND COMPETENT JURISDICTION

This agreement is governed by Belgian law and any dispute in connection therewith shall be subjected to arbitration, in English, before an arbitration

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tribunal consisting of one arbitrator, appointed and working in accordance with
Belgian law, without prejudice to the right for either party to initiate summary proceeding before a competent Court.



Made at Zaventem, on October ....., 2000, in four original copies.

Each party acknowledges receipt of a duly initialized and signed original.


The Director                                         The Company


------------------                                   ------------------
Mr. G.H. Stef Kranendijk                             Mr. Jack Foster,
                                                         Special proxyholder



Stanley Atlantic Inc                                 Stanley Works Inc


------------------                                   ------------------
Mr. Jack Foster,                                     Mr. Jack Foster,
Special proxyholder                                      Special proxyholder